Exhibit 99.1

Tower Group Inc. Reports 22% Increase in Third Quarter 2004 Net Income

    NEW YORK--(BUSINESS WIRE)--Nov. 15, 2004--Tower Group, Inc. (NASDAQ: TWGP) today reported third quarter net income of $2.5 million, or $0.43 per diluted share, a 22% increase from the $2 million, or $0.36 per diluted share, in the same quarter last year. For the nine months ending September 30, 2004, Tower Group Inc. net income was $5.8 million, or $1.01 per diluted share, a 26% increase over net income of $4.6 million, or $0.79 per diluted share, reported for the same period in 2003. On October 20, 2004, Tower Group completed its public offering of 13,000,000 shares of common stock and a concurrent private placement of 500,000 shares of common stock to an affiliate of Friedman, Billings, Ramsey & Co., the lead underwriter for the Tower's public offering. On November 10, 2004, the underwriters exercised the over-allotment option. Pursuant to the exercise, the underwriters purchased 629,007 shares of common stock from Tower and 1,320,993 shares of common stock from the selling shareholders at the public offering price of $8.50 per share, less the underwriting discount.
    Michael Lee, President and Chief Executive Officer of Tower Group Inc, said, "The strength of our earnings reflects the continuing trends of growth and profitability. Compared to 2003, the combined total of gross premiums written in our insurance operations and premiums produced in our insurance services operations grew 19% during the third quarter and 27% for the nine month period. This level of growth combined with our approach to segmenting the market and delivering profitable products in response to changing market conditions resulted in an increase in GAAP net underwriting profits of 48% during the third quarter and 51% for the nine month period. Our business model, which combines traditional property and casualty insurance, generates underwriting profits and ceding commission revenue with our fee based brokerage operations. This continued to produce significant returns on equity of 60% in the third quarter and 49% for the nine month period."

    Third quarter highlights:

    Total revenues increased to $26.5 million or 28.9% for the three months ended September 30, 2004 compared to $20.5 million in the same period in 2003. The increases are primarily due to the increase in net earned premiums, ceding commission and fee income as well as investment income. Net earned premiums represented 45.7% of total revenues for the three months ended September 30, 2004 compared to 36.5% in the same period in 2003. Ceding commission and fee income represented 49.6% of total revenue in the three months ended September 30, 2004 compared to 60.6% in the same period in 2003. Net investment income, excluding realized capital gains, represented 4.6% and 2.7% of total revenue for the three months ended September 30, 2004 and 2003, respectively.
    Net premiums earned increased by 61.3% to $12.1 million for the three months ended September 30, 2004 compared with $7.5 million in the same period in 2003. The increase in net premiums earned was due the overall increase in gross premiums written through September 30, 2004 and to our decision to cede less business in 2004 than 2003.
    For the third quarter, operating results were affected by a reduction in the ceding percentage to 60% from 70% in 2003 to better leverage capital.
    Gross premiums written of $42.4 million increased 23.4%. Policy count in the insurance segment increased 10% and rate increases and other pricing actions increased the average premium 12%. Ceded premium written of $26.7 increased 7.8% from prior year quarter due to lower ceding percentage in 2004. Accordingly net premium written increased 63% from prior year quarter and net premiums earned increased 61%.
    Ceding commission revenue increased 5.6% despite lower ceding percentage due to growth in gross and ceded premiums earned. Third quarter includes a reduction of $400,000 from an increase in ceded loss ratio on a prior year treaty. The effect on the expense ratio was to lower the gross expense ratio from 29.0% to 14.3% or 14.7 points.
    Gross loss ratio of 55.7% improved from prior year quarter of 56.3%. Net loss ratio of 61.4% improved from prior year quarter of 65.6% due to higher net earned premium over which to spread costs of catastrophe and excess reinsurance premiums. There was minimal favorable development on prior years' loss reserves. This quarter marks the seventh straight quarter without any adverse development of prior years' reserves.
    The gross expense ratio declined from prior year quarter. The net expense ratio, which equals the gross expense ratio less ceding commission revenue and policy billing fees increased due to reduced effects of ceding commission revenue that resulted from the lower ceding percentage. Although ceding commission revenue increased over the prior year quarter, the increase was less than it would have been had the ceding percentage remained the same in 2004 as in 2003.
    The net expense ratio of 75.7% increased from 73.7% in the prior year quarter due to the increase in the net expense ratio.
    Investment income was $1.2 million which increased 117% over the prior year quarter. Invested assets at the end of the quarter were $129.2 million as compared to $51.9 million at the end of the prior year quarter. Invested assets increased due to strong operating cash flows of $15 million including an increase of $2 million in funds held as collateral for reinsurance recoverables. The yield for fixed income and short term assets held at the end of the quarter was 4.5% as compared to 5.1% in the prior year quarter.
    Interest expense increased to $0.8 million from $0.4 million in the prior year quarter due to the $10 million subordinated debt underlying trust preferred securities issued in September 2003, $3 million additional debt issued in December 2003 which was repaid from the proceeds of the public offering in October 2004 and $.03 million of interest on funds held as collateral credited to ceding reinsurers.

    Year-To-Date Consolidated Results Highlights

    Net written and earned premiums increased 62% and 66%, respectively, from growth in gross premiums written premium of 21.1% and a lowered ceding percentage to 60% from 70% in 2003.
    Ceding commission revenue increased 14% despite lower ceding percentage due to growth in gross premiums. Commissions increased $200,000 due to a decrease in prior years' loss ratio.
    Gross loss ratio remained at 57.1%. Net loss ratio improved 3.6 points from higher net earned premiums on which to spread excess and cat premiums.
    The gross expense ratio of 30.9% was up slightly from 30.3% in 2003 from increased staffing. Headcount is at 249 at September 30, up from 212 in 2003.
    Net combined ratio 75.7% up slightly from 74% in 2003 due to reduced effects of ceding commissions which increased the net expense ratio.
    Investment income increased 87.5% from increase in invested assets from strong operating cash flows of $61 million including a $22.5 million an increase in funds withheld as collateral.
    Interest expense increased to $2.1 million from $0.8 million in 2003 due to the $20 million subordinated debt underlying trust preferred securities issued in May and September 2003, $6 million additional debt issued in February and December 2003, which was repaid from the proceeds of the public offering in October, 2004, dividends on redeemable preferred stock which was redeemed from the proceeds of the public offering in October, 2004, and $.07 million of interest on funds held as collateral credited to ceding reinsurers.



                 Consolidated Third Quarter Highlights

                                                Third   Third
                                                Quarter Quarter
----------------------------------------------------------------------
                                                  2004    2003       %
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Premiums Written                         $42,399 $34,372   23.4%
----------------------------------------------------------------------
Insurance Services Premiums Produced            10,285   9,948    3.4%
----------------------------------------------------------------------
Total Premiums                                  52,684  44,320   18.9%
----------------------------------------------------------------------

----------------------------------------------------------------------
Net Written Premium                             15,703   9,610   63.4%
----------------------------------------------------------------------
Net Earned Premium                              12,082   7,489   61.3%
----------------------------------------------------------------------
Ceding Commission  Revenue                       9,375   8,883    5.5%
----------------------------------------------------------------------
Insurance Services Pre-Tax Income                  217     723 (70.0%)
----------------------------------------------------------------------
Net Investment Income                            1,224     564  117.0%
----------------------------------------------------------------------
Net Income                                       2,478   2,029   22.1%
----------------------------------------------------------------------
Net Combined Ratio                                75.7%   73.7%   2.7%
----------------------------------------------------------------------
EPS - Basic                                      $0.55   $0.46   19.6%
----------------------------------------------------------------------
EPS - Diluted                                    $0.43   $0.36   19.4%
----------------------------------------------------------------------

                  Consolidated Nine Months Highlights

                                             Nine Month   Nine Months
                                             Ended 9/30    Ended 9/30
----------------------------------------------------------------------
                                                  2004     2003      %
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Premiums Written                        $126,259 $104,253  21.1%
----------------------------------------------------------------------
Insurance Services Premiums Produced            35,289   23,474  50.3%
----------------------------------------------------------------------
Total Premiums                                 161,548  127,727  26.5%
----------------------------------------------------------------------

----------------------------------------------------------------------
Net Written Premium                             46,985   29,049  61.7%
----------------------------------------------------------------------
Net Earned Premium                              29,527   17,794  65.9%
----------------------------------------------------------------------
Ceding Commission  Revenue                      30,426   26,738  13.8%
----------------------------------------------------------------------
Insurance Services Pre-Tax Income                  982    1,064 (7.7%)
----------------------------------------------------------------------
Net Investment Income                            3,087    1,646  87.5%
----------------------------------------------------------------------
Net Income                                       5,799    4,593  26.3%
----------------------------------------------------------------------
Net Combined Ratio                                75.7%    73.3%  3.3%
----------------------------------------------------------------------
EPS - Basic                                      $1.31    $0.99  32.3%
----------------------------------------------------------------------
EPS - Diluted                                    $1.01    $0.79  27.8%
----------------------------------------------------------------------


    Additional Highlights

    --  Tower Group Inc. Completes Initial Public Offering and
        Concurrent Private Placement

    On October 20, 2004 the Company announced the completion of its initial public offering of 13,000,000 shares at $8.50 per share. The Company received net cash proceeds of $102,115,773 from this offering after the underwriting discounts, commissions and certain offering expenses. Also, on October 20, 2004 Tower Group Inc. offered a concurrent private placement of 500,000 shares of its common stock to an affiliate of Friedman, Billings, Ramsey & Co., Inc., the lead underwriter for the Company's public offering, at the public offering price of $8.50 per share. The Company received net cash proceeds of $3,952,500 after deducting underwriting fees.

    --  AmRe Redemption

    Immediately before the closing of the public offering on October 26, 2004, the Company redeemed 30,000 of its Series A cumulative
Redeemable Preferred Shares for $1.5 million plus any accrued interest.

    --  Company Enters Into a Commercial Renewal Rights Agreement

    On September 13, the Company entered into a Commercial Renewal Rights Agreement with OneBeacon Insurance Group LLC under which it has acquired OneBeacon's rights to seek to renew a block of commercial lines insurance policies in New York State that generated more than $100 million in gross written premiums in 2003. Under the terms of the agreement, the Company would not acquire any in-force business or historical liabilities associated with the policies. Based upon the initial review of the subject policies and the Company's current underwriting guidelines, the Company currently intends to seek to renew policies generating at least $40 million in annual gross written premiums, but there is no guarantee that the Company will be able to write any particular level of renewals.

    -- A.M. Best Company Issues ''A-'' -Excellent- Rating to Tower Insurance Company of New York

    On October 26th, Tower Group, Inc. announced that its wholly owned insurance company subsidiary, Tower Insurance Company of New York, received a rating upgrade from A.M. Best to "A-" (Excellent) from "B++" (Very Good).

    Outlook for 2004

    "As a result of the completion of the IPO, the upgrade by A.M. Best to A- and the completion of the One Beacon transaction, our outlook for the fourth quarter is very positive," said Mr. Lee. "We project our gross premiums written in the insurance company and produced in the managing general agency to fall within the range from $210 million to $220 million with 80% of such amount being written through our own insurance company. The quota share ceding percentage will decrease in the fourth quarter to 25% from 60% reported during the first nine months in 2004. Barring any unexpected events, we expect the net loss ratio to remain in the same range as we have experienced thus far this year. Our gross expense ratio will increase slightly as we will incur certain expenses related to the acquisition of the One Beacon renewal rights including the hiring of a number of former One Beacon employees and the opening of two new branches to service the 280 new One Beacon agents. Since our ceding percentage will decline to 25%, the benefit of ceding commission revenue to the expense ratio will decrease from the third quarter level. Our investment income is expected to increase primarily due to the IPO proceeds and continuing strong operating cash flow. Net fee income from the insurance services segment is projected to improve slightly overt the third quarter.

    Conference Call

    The management of Tower Group Inc. will discuss the contents of this release via webcast at 10:30 a.m. EDT on Monday, November 15, 2004. Following the live event, an audio playback of the webcast will be archived at the Company's web site.
    To listen to the webcast or the playback, visit the "Webcasts & Presentations" section of the Tower Group Inc investor relations web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=179906&p=irol-presentations . (Due to the length of this URL, it may be necessary to copy and paste it into your Internet browser's URL address field. You may also need to remove an extra space in the URL if one exists.)

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor'' for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may,'' "will,'' "expect,'' "intend,'' "estimate,'' "anticipate,'' "believe'' or "continue'' or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.


                           TOWER GROUP, INC.
    CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE NET INCOME
                              (Unaudited)

                         Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                             2004        2003        2004        2003
                        ----------  ----------  ----------  ----------
Revenues
     Net premiums
      earned           $   12,082  $    7,489  $   29,527  $   17,794
     Ceding commission
      revenue               9,375       8,883      30,426      26,738
     Insurance services
      revenue               3,572       3,413      10,777       8,180
     Net investment
      income                1,224         564       3,087       1,646
     Net realized gains
      on
      Investments              35          39          33         488
     Policy billing
      fees                    176         148         508         417
                        ----------  ----------  ----------  ----------
            Total
             revenues      26,464      20,536      74,358      55,263
                        ----------  ----------  ----------  ----------

Expenses
     Loss and loss
      adjustment
      Expenses              7,420       4,915      18,329      11,697
     Direct commission
      expense               7,751       6,556      23,405      18,986
     Other operating
      expenses              6,912       5,770      21,416      16,661
     Interest expense         752         401       2,127         847
                        ----------  ----------  ----------  ----------
            Total
             expenses      22,835      17,642      65,277      48,191
                        ----------  ----------  ----------  ----------

Income before income
 taxes                      3,629       2,894       9,081       7,072
Income tax expense          1,151         865       3,282       2,479
                        ----------  ----------  ----------  ----------
            Net Income $    2,478  $    2,029  $    5,799  $    4,593
                        ==========  ==========  ==========  ==========

Comprehensive Net
 Income
Net income             $    2,478  $    2,029  $    5,799  $    4,593
Other comprehensive
 income:
     Gross unrealized
      gains / (losses)
      in investment
       holding gains
       arising
       during period        2,145        (494)        (99)        536
Less: reclassification
       adjustment
  for gains included in
        net income            (35)        (39)        (33)       (488)
                        ----------  ----------  ----------  ----------
                            2,110        (533)       (132)         48
     Income tax
      (expense) /
      benefit
       related to items
        of other
       comprehensive
        income               (717)        181          45         (16)
                        ----------  ----------  ----------  ----------
Total other
 comprehensive net
 income/(loss) income       1,393        (352)        (87)         32
 Comprehensive Net
  Income               $    3,871  $    1,677  $    5,712  $    4,625
                        ==========  ==========  ==========  ==========

Earnings Per Share
 Basic earnings per
  common share         $     0.55  $     0.46  $     1.31  $     0.99
                        ==========  ==========  ==========  ==========
 Diluted earnings per
  common share         $     0.43  $     0.36  $     1.01  $     0.79
                        ==========  ==========  ==========  ==========

Weighted-Average Common
 Shares Outstanding
Basic                   4,502,831   4,407,433   4,439,233   4,469,144
Diluted                 5,858,366   5,652,883   5,794,807   5,720,194


                           TOWER GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                    September December
                                                    30, 2004  31, 2003
                                                   --------- ---------
                                                    ($ In thousands,
                                                    except par value
                                                    and share amounts)
Assets
Fixed-maturity securities, available-for-sale, at
 fair value
     (amortized cost: $116,464 in 2004; $53,265 in
      2003)                                        $117,737  $ 54,545
Equity securities, at fair value
     (cost: $1,877 in 2004 and 2003)                  2,059     2,184
Short-term Investments                                9,426     9,407
                                                    --------  --------
           Total Investments                        129,222    66,136

Cash and cash equivalents                            16,129    20,932
Investment income receivable                          1,030       552
Agents' balances receivable                          21,125    21,952
Assumed premiums receivable                             635       997
Receivable for cancelled reinsurance                      -    15,748
Contingent commission receivable                      8,769     7,983
Notes and accrued interest receivable from related
 parties                                              1,459     1,421
Reinsurance recoverable                              99,776    84,760
Receivable- claims paid by agency                     2,707     1,812
Prepaid reinsurance premiums                         52,857    55,645
Deferred acquisition costs net of deferred ceding
      commission revenue                              5,006       573
Deferred income taxes                                 1,722     2,033
Intangible assets                                     5,000         -
Fixed assets, net of accumulated depreciation         4,882     4,040
Other assets                                          3,371     1,388
                                                    --------  --------
            Total Assets                           $353,690  $285,972
                                                    ========  ========

Liabilities and Stockholders' Equity

Liabilities
Loss and loss adjustment expenses                  $121,893  $ 99,475
Unearned premium                                     84,918    70,248
Reinsurance balances payable                         19,687    20,788
Payable to issuing carriers                          11,584    12,726
Funds held as agent                                     801       796
Funds held under reinsurance agreement               47,475    24,943
Accounts payable and accrued expenses                 8,088     4,934
Bank overdrafts and checks outstanding                8,006     4,936
Payable for securities                                5,565     3,004
Dividends payable to stockholders                       175       160
Federal and state income taxes payable                  277     1,019
Deferred compensation liability                         330     1,294
Subordinated debentures                              20,000    20,000
Long-term debt - CIT                                  4,950     5,588
Series A cumulative redeemable preferred stock        1,500     3,000
                                                    --------  --------
            Total Liabilities                      $335,249  $272,911
                                                    --------  --------

Stockholders' Equity
Class A common stock ($0.01 par value per share;
 4,000,000 shares authorized; 2,147,561 shares
 issued in 2004 and 2,069,936 in 2003; 2,058,594
 outstanding in 2004 and 1,977,369 in 2003)              21        21
Class B common stock  ($0.01 par value per share;
 4,000,000 shares authorized; 2,561,953 shares
 issued in 2004 and 2,430,065 in 2003; 2,561,953
 outstanding in 2004 and 2,430,065 in 2003)              26        24
Paid-in-capital                                       4,432     2,285
Accumulated other comprehensive net income              961     1,048
Retained earnings                                    15,486    10,197
Unearned compensation - restricted stock             (1,991)        -
Treasury stock- Class A common stock (88,967 shares
 in 2004 and 92,567 in
      2003, at cost)                                   (494)     (514)
                                                    --------  --------
            Total Stockholders' Equity               18,441    13,061
                                                    --------  --------

            Total Liabilities, Redeemable Preferred
             Stock and Stockholders' Equity        $353,690  $285,972
                                                    ========  ========


    CONTACT: Tower Group, Inc.
             Steven G. Fauth 212-655-2006